EX 18.1


                      Preferability Letter




January 6, 1999




Mr. William F. Tolley
Chief Financial Officer
Chesapeake Corporation
P.O. Box 2350
Richmond, VA 23218-2350


Dear Mr. Tolley:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting related to the capitalization of certain timber costs which were previously expensed as more fully described in the Company's Form 10-K for the year ended December 31, 1998. Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.


Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP










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